Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated November 28, 2018, relating to the consolidated financial statements of Hawk Parent Holdings LLC and its subsidiaries, which report was included in Repay Holdings Corporation’s Report on Form 8-K filed July 17, 2019, as amended on August 14, 2019. We also consent to the reference to us under the heading “Experts” in this Amendment No. 2 to the Registration Statement.

/s/ Warren Averett, LLC

Birmingham, Alabama

August 26, 2019